Exhibit 5.1

525 W. Monroe Street Chicago, IL 60661-3693 +1.312.902.5200 tel katten.com

October 9, 2026

Jupiter Neurosciences, Inc.

1001 North US HWY 1, Suite 504

Jupiter, Florida 33477

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Jupiter Neurosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering, issuance and sale by the Company of an additional 117,949 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of 70,000 shares reserved for issuance under the Jupiter Neurosciences, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), 28,749 shares reserved for issuance under the Jupiter Orphan Therapeutics, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) and 19,200 shares reserved for issuance pursuant to the Jupiter Orphan Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and together with the 2025 Plan and the 2016 Plan, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Registration Statement;

2.	The Plans;

3.	The Company’s bylaws (including all amendments thereto), as in effect at any time from (and including) the date of the adoption of each Plan until (and including) the date of this opinion, as certified by an officer of the Company on the date hereof;

4.	The Company’s certificate of incorporation (including all amendments thereto), as in effect at any time from (and including) the date of the adoption of each Plan and the date of this opinion, as certified by the Secretary of State of the State of Delaware on October 8, 2026 and an officer of the Company on the date hereof;

October 9, 2026 Page 2

5.	Records of proceedings and actions of the Board of Directors of the Company and the stockholders of the Company relating to the Plans, which authorize the reservation of an additional 70,000 shares reserved for issuance under the 2025 Plan, 28,749 shares reserved for issuance under the 2016 Plan and 19,200 shares reserved for issuance under the 2021 Plan, as certified by an officer of the Company on the date hereof; and

6.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares under the Plans will be in a form consistent with the terms of the Plans and have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (ii) the Board, Committee or any duly authorized officer of the Company will have approved the issuance of any awards under the Plans with respect to the Shares, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares will not be less than the par value per share of the Common Stock.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Shares have been duly authorized for issuance, and (ii) when the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Plans and the relevant award agreements, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualification that we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Shares, and/or antidilution adjustments to outstanding securities of the Company, may cause awards under the Plans to be in respect of a number of shares of Common Stock that is greater than the number that then remain authorized but unissued.

This opinion is limited to the Delaware General Corporation Law, and we do not express any opinion concerning any other laws. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP